CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement No. 333-216084 on Form N-4 (‘Registration Statement”) of Separate Account No. 49 of AXA Equitable Life Insurance Company, of our report dated April 17, 2017, relating to the financial statements of each of the Variable Investment Options of Separate Account No 49 of AXA Equitable Life Insurance Company, and of our report dated March 24, 2017 relating to the consolidated financial statements of AXA Equitable Life Insurance Company, each of which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
June 1, 2017